ATLANTIC REALTY TRUST
                                747 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 355-1255


                              FOR IMMEDIATE RELEASE



                  NEW YORK, NY, MARCH 5, 2003 -- ATLANTIC REALTY TRUST, A REAL ESTATE INVESTMENT TRUST WHICH IS INCLUDED FOR QUOTATION ON THE NASDAQ SMALL CAP MARKET (ATLRS), REPORTED THE INTERNAL REVENUE SERVICE ("IRS") HAS ISSUED AN EXAMINATION REPORT IN CONNECTION WITH AN AUDIT OF THE 1996 AND 1997 INCOME TAX RETURNS OF ATLANTIC REALTY TRUST. THE EXAMINATION REPORT PROPOSES TO DISALLOW ALL OF THE TRUST'S BAD DEBT DEDUCTIONS AND ALL OF THE TRUST'S DEDUCTIONS FOR LOSSES SUSTAINED ON THE DISPOSITION OF ITS REAL ESTATE ASSETS. THE ADJUSTMENTS PROPOSED IN THE EXAMINATION REPORT, IF SUSTAINED IN THEIR ENTIRETY, WOULD INCREASE THE TRUST'S TAXABLE INCOME DURING THE PERIOD COVERED BY THE REPORT BY APPROXIMATELY $10,625,000. THE REPORT PROPOSES TO INCREASE THE FEDERAL INCOME TAXES OWED BY THE TRUST FOR THIS PERIOD, WITH THE ADDITION OF THE PENALTIES ASSERTED IN THE REPORT, BY APPROXIMATELY $3,639,000, PLUS INTEREST. IF THE ADJUSTMENTS PROPOSED IN THE EXAMINATION REPORT WERE SUSTAINED IN THEIR ENTIRETY, THE TRUST WOULD BE REQUIRED TO DISTRIBUTE A "DEFICIENCY DIVIDEND" OF APPROXIMATELY $10,100,000 TO ITS SHAREHOLDERS IN ORDER TO MAINTAIN ITS CLASSIFICATION AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES.

                  IN REACHING THE POSITIONS ADOPTED IN THE EXAMINATION REPORT DISALLOWING THE TRUST'S BAD DEBT DEDUCTIONS AND OTHER LOSSES, THE REVENUE AGENT DISREGARDED THE FACT THAT THE LOANS OR PROPERTIES WERE DISPOSED OF FOR CASH AT A LOSS IN CLOSED AND COMPLETED TRANSACTIONS. THE ISSUANCE OF THE EXAMINATION REPORT IS THE FIRST STEP IN THE IRS ADMINISTRATIVE PROCESS FOR DETERMINING WHETHER THERE IS ANY DEFICIENCY IN THE TAX LIABILITY OF THE TRUST FOR THE YEARS AT ISSUE AND IS SUBJECT TO ADMINISTRATIVE AND JUDICIAL APPEAL. THE TRUST INTENDS TO FILE AN ADMINISTRATIVE APPEAL CHALLENGING THE POSITIONS ADOPTED IN THE EXAMINATION REPORT.